Exhibit 21.1

List of Subsidiaries of Registrants

KIKA Technology Inc.

KIKA Technology Limited	BVI
Time Point Technology Co., Limited	Hong Kong

Wintergreen Acquisition Corp.

Wintergreen Acquisition Merger Subsidiary Corp.	BVI